Exhibit 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

March 12, 2010

Comerica Incorporated

Comerica Bank Tower

1717 Main Street

Dallas, Texas 75201

Re: Issuance of Shares of Comerica Incorporated

Ladies and Gentlemen:

We have acted as special counsel to Comerica Incorporated, a Delaware corporation (the “Company”), in connection with the issuance and sale of an aggregate of 25,142,858 shares (the “Common Shares”) of the Company’s common stock, par value $5.00 per share, pursuant to the Underwriting Agreement dated March 9, 2010 (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities Inc., as representative of the several underwriters named in Schedule 1 thereto. The Common Shares are to be offered and sold by the Company pursuant to a prospectus supplement dated March 9, 2010 and the accompanying base prospectus dated March 8, 2010 that form part of the Company’s effective Registration Statement on Form S-3ASR (File No. 333-163220), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”).

In rendering this opinion, we have examined such corporate records and other documents, and have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have relied, with your approval, upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of certified copies submitted to us with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

Comerica Incorporated

March 12, 2010

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the federal securities laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Common Shares, and that when and if issued and delivered and paid for and upon the terms and conditions set forth in the Underwriting Agreement, the Common Shares will be validly issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Common Shares (the “Form 8-K”). We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form 8-K and to the use of the name of our firm therein, as well as under the heading “Legal matters” in the prospectus supplement relating to the Common Shares dated March 9, 2010. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz